Alaska Communications Systems Appoints Margaret L. Brown to
Board of Directors

ANCHORAGE, Alaska, June 13, 2012 — Alaska Communications (NASDAQ: ALSK) today announced the election of Margaret L. (Margie) Brown to its board of directors.

Brown is president and chief executive officer of CIRI, an Alaska Native corporation.   Brown became president and chief executive officer of CIRI in 2005 after holding several management positions beginning in 1976.  During her tenure, CIRI has developed a reputation for disciplined growth, with diversified interests in energy development, construction services, environmental services, real estate investment and management, tourism and hospitality, telecommunications, aerospace defense and venture capital investment.

In addition, Brown serves on the national board of The Trust for Public Land, the Student Conservation Association and the Alaska Native Heritage Center.  She also serves on advisory boards for Alaska Airlines and the University of Alaska Anchorage Honors College.  Brown holds a bachelor’s degree in biology from the University of Oregon and a Master of Business Administration from the University of Colorado.

“We are very excited to add Margie to our board of directors,” said Ned Hayes, Alaska Communications chairman of the board, and Anand Vadapalli, Alaska Communications president and chief executive officer. “Her extensive experience in leadership, strategy and operating a large, diversified Alaska-based company will be invaluable to Alaska Communications as we continue to focus on bringing differentiated communications and technology solutions to consumers and businesses in Alaska. Margie is a respected leader in the Alaska community and is a valuable addition to the Alaska Communications board.”

“I am honored to join the board of Alaska Communications,” said Brown.  “Alaska Communications has played an important role serving Alaskans and Alaska businesses with the technology needed to stay connected in the largest state in the nation. I look forward to working with my fellow board members and management team as Alaska Communications focuses on its long-term business plan to drive growth and create shareholder value.”

About Alaska Communications
Headquartered in Anchorage, Alaska Communications (NASDAQ: ALSK) is a leading provider of high-speed wireless, mobile broadband, Internet, local, long-distance and advanced data solutions for businesses and consumers in Alaska. The Alaska Communications network includes the most advanced wireline and wireless data and voice networks and the most diverse undersea fiber optic system connecting Alaska to the contiguous United States.  For more information, visit www.alaskacommunications.com or www.alsk.com.

Contact:
ACS Corporate Communications:
Heather Cavanaugh, Director, Corporate Communications
(907) 564-7722

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